EXHIBIT 5.1

One Logan Square

130 North 18th Street |Philadelphia, PA 19103-6998

www.blankrome.com

November 1, 2024

The Board of Directors

ASP Isotopes Inc.

601 Pennsylvania Avenue NW

South Building, Suite 900

Washington, D.C. 20004

Ladies and Gentlemen:

We have acted as counsel to ASP Isotopes Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of up to 2,395,000 shares of common stock of the Company, $0.01 par value per share (“Common Stock”), including an option to purchase up to 359,250 additional shares of Common Stock (collectively, the “Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-279857) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the Commission on June 12, 2024 (the “Initial Registration Statement”), the related Registration Statement on Form S-3 (File No. 333-282936) filed by the Company with the Commission pursuant to Rule 462(b) under the Securities Act, which became automatically effective upon filing (“462(b) Registration Statement,” and together with the Initial Registration Statement, the “Registration Statement”), and the prospectus of the Company dated June 12, 2024 (the “Base Prospectus”), as supplemented by the prospectus supplement, filed with the Commission in final form on November 1, 2024, pursuant to Rule 424(b)(5) under the Securities Act (such Base Prospectus and prospectus supplement, referred to as the “Prospectus”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) the Amended and Restated Certificate of Incorporation of the Company, (iv) the Amended and Restated Bylaws of the Company, (v) certain resolutions of the board of directors (the “Board”) of the Company and the pricing committee of the Board, and (vi) such other certificates, instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed.

We have not performed any independent investigation other than the document examination described above. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined, and the genuineness of all signatures.

This opinion is limited to the laws of the State of Delaware. No opinion is expressed as to the laws of any other jurisdiction.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares, when issued and delivered against payment therefor in the manner contemplated in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Blank Rome LLP | www.blankrome.com

November 1, 2024

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty nor may one be inferred or implied.

We hereby consent to the filing of this opinion with the Commission and the use of our name in the section entitled “Legal Matters” in the Prospectus. By giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP